Exhibit 5

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 4)

BANCO FRANCÉS DEL RIO DE LA PLATA, S.A.
(Name of Issuer)

ORDINARY SHARES
Ps.1 NOMINAL VALUE PER SHARE
(Title of Class of Securities)

05959110
(CUSIP Number)

RAFAEL ALVAREZ
Authorized Representative of Banco Bilbao Vizcaya, S.A.
Gran Via 1
48001 Bilbao, Spain
(011) 344-487-6587
(Name, Address and Telephone Number of
Person Authorized to Receive Notices
and Communications)

November 21,1997
(Date of Event which Requires Filing of
this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ].

Note. Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

(Continued on following pages)

CUSIP No. 05959110*	SCHEDULE 13D	Page 2 of 4 Pages

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON BANCO BILBAO VIZCAYA, S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Kingdom of Spain
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 7,053,744 Ordinary Shares
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 7,053,744 Ordinary Shares
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 54,378,899 Ordinary Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 37.28%
14	TYPE OF REPORTING PERSON CO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

* Three ordinary shares are evidenced by one American Depository Share of Banco Francés del Rio de la Plata, S.A. The CUSIP number is for the American Depository Shares.

SEC 1746 (9-88)

     Banco Bilbao Vizcaya, S.A., a Spanish corporation ("BBV") hereby amends its Report on Schedule 13D, originally filed on October 17, 1996 (the “Schedule 13D”), and amended by Amendment No. 1 on December 23, 1996, Amendment No. 2 on January 24, 1997 and by Amendment No. 3 on April 30, 1997, with respect to the purchase of Ordinary Shares, Ps. 1 nominal value per share (the “Ordinary Shares”) of Banco Francés del Rio de la Plata S.A., an Argentinean corporation (the “Company”). Terms not otherwise defined herein have the meanings assigned to them in Schedule 13D.

Item 3. Source and Amount of Funds or Other Consideration.

     The response set forth in Item 3 of the Schedule 13D is hereby amended and supplemented by adding the following information at the end thereto:

     “During the month of October 1997, BBV acquired through 91 separate open market purchases 7,053,744 Ordinary Shares representing 4.78% of the issued and outstanding Ordinary Shares of the Company. The total purchase price for these shares was approximately U.S. $60,303,588. This acquisition was funded with internally generated funds.”

Item 4. Purpose of Transaction.

     Item 4 of Schedule 13D is hereby amended by deleting the first paragraph in its entirety and in lieu thereof replacing it by the following:

     “BBV’s acquisition of an interest in the Company helps to support its overall international growth strategy and to increase its presence in Latin America. BBV will assume a role in the management of the Company and will continuously review the Company’s business affairs and financial position. Based on such evaluation and review, as well as conditions in the securities markets and general economic and industry conditions, BBV may consider from time to time various alternative courses of action, including the acquisition of additional Ordinary Shares of the Company.

     BBV’s Board of Directors has approved a plan under which BBV has agreed to subscribe to $100 million of new Ordinary Shares in connection with a capital increase contemplated by the Company with respect to its acquisition of Banco de Credito de Argentina. It is expected that such capital increase will take place sometime before December 31, 1997 .”

Item 5. Interest in Securities of the Issuer.

     The response set forth in Item 5(a) of the Schedule 13D is hereby amended and supplemented by adding the following information at the end thereto:

     “BBV has acquired and, for the purpose of Rule 13d-3 promulgated under the Exchange Act, will beneficially own approximately 7,053,744 Ordinary Shares, which, when added to the 47,325,155 Ordinary Shares already owned beneficially by BBV is 54,378,899, representing approximately 37.28% of the outstanding equity of the Company.

     The response set forth in Item 5(b) of the Schedule 13D is hereby amended and supplemented by adding the following information at the end thereto:

     “Upon the acquisition of the 7,053,744 Ordinary Shares, BBV may be deemed pursuant to Rule 13d-3 to have the power to vote or to direct the vote, or to dispose or direct the disposition of 54,378,899 Ordinary Shares.”

SIGNATURE

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:

BANCO BILBAO VIZCAYA, S.A.

By:	/s/Rafael Alvarez

	Name:	Rafael Alvarez
	Title:	Authorized Representative
Banco Bilbao Vizcaya, S.A.

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